Shareholder meeting results (Unaudited)

January 28, 2011 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                        Votes for              Votes withheld
Ravi Akhoury            124,995,682            2,833,995
Barbara M. Baumann      125,219,653            2,610,024
Jameson A. Baxter       125,028,717            2,800,960
Charles B. Curtis       124,850,801            2,978,876
Robert J. Darretta      125,199,982            2,629,695
Myra R. Drucker*        125,142,656            2,687,021
John A. Hill            125,102,028            2,727,649
Paul L. Joskow          125,175,960            2,653,717
Kenneth R. Leibler      125,178,545            2,651,132
George Putnam, III      125,181,578            2,648,099
Robert E. Patterson     125,089,603            2,740,074
Robert L. Reynolds      125,212,500            2,617,177
W. Thomas Stephens      125,052,178            2,777,499

* Myra Drucker retired from the Board of Trustees of the Putnam funds effective January 30, 2011.

All tabulations are rounded to the nearest whole number.